Exhibit 99.1


FOR IMMEDIATE RELEASE
December 13, 2001


                     MALACOLOGY, INC. TO COMMENCE OPERATIONS


TAMPA, FLORIDA - December 13, 2001 - Malacology, Inc. ("Malacology") announced today that it relocated its corporate offices to Tampa, Florida and commenced operations on December 1, 2001, as a publicly reporting holding company with a wholly owned operating subsidiary, West Wing Holdings Acquisition, Inc. ("West Wing"), a Florida corporation formed within the last thirty days.

West Wing has established its initial operations in the telecommunications industry. West Wing plans to provide value added low-cost services in foreign markets that are entering full liberalization status of their telecom sectors. West Wing plans to target mid-sized enterprises with a high volume of international telecommunications traffic. Revenues from the operation of this subsidiary are expected to begin in the first quarter of 2002.

According to Vivek R. Rao, Chief Executive Officer of Malacology, "The development of our business model calls for rapid growth, and the formation of our new subsidiary was an important step in that development. We are hopeful that Malacology's common stock will begin trading on the OTCBB in the first quarter of 2002."

The corporate offices of Malacology, Inc. and West Wing are located at 1101 Channelside Dr., Suite 241, Tampa, Florida 33602. Questions may be addressed to Vivek R. Rao, President at (813) 864-3900.

Statements that are not historical facts, including statements about confidence, strategies and business expectations relating thereto are forward looking statements that involve risks and uncertainties that could significantly impact Malacology. These include the factors that are discussed from time to time in Malacology's filings with the Securities and Exchange Commission.


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